To the Board of Directors

Powrtec International Corp.

We hereby consent to the use in this Registration Statement on Form S-8 of Powrtec International Corp. of our report dated February 17, 2010, respect to the balance sheets as of December 31, 2009 and 2008, and the related statements of operations, stockholders’ equity and cash flows for the years then ended, including inception cumulative data prospectively from April 19, 2006 (date of inception) through December 31, 2009, which appears elsewhere in this Form S-8.

/S/ KYLE L. TINGLE, CPA, LLC

KYLE L. TINGLE, CPA, LLC

Las Vegas, Nevada

August 19, 2010